ASSET PURCHASE AGREEMENT by and between BG STAFFING, LLC, as Buyer, MOMENTUM SOLUTIONZ LLC, as Seller, and Lorne Kaufman & Jeff Servidio, as the Selling Persons.

by and between

BG STAFFING, LLC,
as Buyer,

MOMENTUM SOLUTIONZ LLC,
as Seller,

and

Lorne Kaufman & Jeff Servidio,
as the Selling Persons.

101572953.9

Page

ARTICLE I    Purchase of Assets                            1
1.1    Purchase of Assets                                1
1.2    Excluded Assets                                2
1.3    Assumed Liabilities                                3
1.4    Excluded Liabilities                                3
1.5    Consideration                                    4
1.6    Earn-Out                                    4
1.7    Purchase Price Adjustment                            8
1.8    Closing                                    9
1.9    Closing and Post-Closing Deliveries                        9
1.10    Further Assurances                                10
1.11    Allocation of Purchase Price                            10
1.12     Tax Withholding                                11

ARTICLE II    Representations and Warranties of Seller                12
2.1    Organization                                    12
2.2    Authority                                    12
2.3    Title to Assets                                    12
2.4    No Violation                                    13
2.5    Governmental Consents                            13
2.6    Financial Information                                13
2.7    Absence of Certain Changes                            14
2.8    Taxes                                        15
2.9    Proceedings                                    17
2.10    Compliance with Laws                            17
2.11    Permits                                    17
2.12    Employee Matters                                18
2.13    Employee Benefit Plans                            19
2.14    Business Contracts                                21
2.15    Customers                                    22
2.16    Warranties                                    22
2.17    Intellectual Property Rights                            22

101572953.9	-1-

(continued)
Page

2.18    Environmental Matters                            22
2.19    Competing Interests                                23
2.20    No Brokers                                    23
2.21    PPP Loan                                     23
2.22     COVID-19 Pandemic                                23
2.23    Disclaimer of Other Representations and Warranties                23

ARTICLE III    Representations and Warranties of Buyer                24
3.1    Organization                                    24
3.2    Authority                                    24
3.3    No Violation                                    24
3.4    Governmental Consents                            24
3.5    Legal Proceedings                                24
3.6    Financial Capacity                                24
3.7    No Brokers                                    25
ARTICLE IV    Covenants and Agreements                        25
4.1    Assistance with Permits and Filings                        25
4.2    Transaction Costs                                25
4.3    Employee Matters                                25
4.4    Transfer Taxes                                26
4.5    Tax Responsibility; Tax Information; Tax Proration                26
4.6    Name Change                                    27
4.7    Discharge of Liabilities                            27
4.8    Assignment of Assumed Contracts                        27
4.9    Accounts Receivable                                28
4.10    Financial Statements for Assets                        28
ARTICLE V    Indemnification                            29
5.1    Indemnification of Buyer                            29
5.2    Indemnification of Seller and the Selling Persons                29
5.3    Survival                                    30
5.4    Time Limitation                                30
5.5    Limitations on Amount                            30

101572953.9	-2-

(continued)
Page

5.6    Right of Setoff                                    32
5.7    Matters Involving Third Party Claims                    32
5.8    Miscellaneous                                    33
ARTICLE VI    Noncompetition and Nonsolicitation Agreement            34
6.1    Noncompetition and Nonsolicitation                        34
ARTICLE VII    Miscellaneous                                36
7.1    Notices                                    36
7.2    Counterparts                                    37
7.3    Interpretation                                    37
7.4    Severability                                    37
7.5    Binding Effect; Assignment                            37
7.6    Entire Agreement; Amendment                        38
7.7    Specific Performance; Remedies Not Exclusive                38
7.8    GOVERNING LAW                                38
7.9    Drafting                                    38
7.10    Usage                                        38
7.11    Certain Definitions                                38
7.12    Law Firm Conflict Waiver                            42
7.13    Guaranty by the Selling Persons                        42

101572953.9	-3-

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of February 8, 2021, is made and entered into by and between BG Staffing, LLC, a Delaware limited liability company (“Buyer”), Momentum Solutionz LLC, a Virginia limited liability company (“Seller”), and, solely for purposes stated herein, Lorne Kaufman, an individual resident of the State of Florida and Jeff Servidio, an individual resident of the State of Texas, each of whom is an equity holder of Seller (the “Selling Persons”).
WHEREAS, Seller is a provider of information technology solutions, including enterprise resource planning cloud-based services, enterprise resource planning professional services and enterprise resource planning performance management (such business, the “Business”);
WHEREAS, Seller desires to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Seller, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Selling Persons will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Persons guarantee certain of Seller’s obligations under this Agreement and agree to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE I
Purchase of Assets
1.1    Purchase of Assets. At the closing of the transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”), Seller shall sell, transfer, assign and deliver to Buyer the Assets, and Buyer shall purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the Seller’s right, title and interest in and to the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes (please refer to Section 7.11 for definitions of certain capitalized terms used in this Agreement):
(a)    all fixed assets of Seller, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;
(b)    all Intellectual Property of Seller with respect to the Business, including the Intellectual Property listed on Schedule 2.17;
101572953.9

(c)    the current assets of Seller as reflected on Schedule 1.7(a), including the Acquired Accounts Receivable, which have been used for purposes of calculating the Adjusted Net Working Capital;
(d)    the Customer Contracts, which are listed on Schedule 1.1 (d);
(e)    the other contracts listed on Schedule 1.1(e) (collectively, the contracts listed on Schedules 1.1(d) and 1.1(e), the “Assumed Contracts”);
(f)    all goodwill related to the Business;
(g)    Seller’s trade names used in the Business, including “Momentum Solutionz” and any derivations thereof;
(h)    all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;
(i)    all Records used by Seller in connection with the Business, including customer lists, resumes, temporary personnel lists, billable staffing independent contractors lists, referral sources, research and development reports, payroll and billing reports, operating guides and manuals, financial and accounting information, information relating to Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records relating to the Business; and
(j)    any revenue of the Business generated on the Closing Date.
1.2    Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) the personal property of the Selling Persons set forth on Schedule 1.2(a), which personal property does not contain any Intellectual Property of the Seller; (b) Seller’s Cash Equivalents; (c) any employee advances of Seller; (d) any prepaid insurance expenses of Seller; (e) any intercompany receivables of Seller; (f) any Excluded Accounts Receivable; (g) any Tax refunds relating to the operation of the Business or the Assets prior to the Closing Date; (h) any Employee Benefit Plans (except to the extent expressly set forth on Schedule 1.1(e)); (i) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers or other records having to do with the corporate organization of the Seller; provided, that the Seller will, at Buyer’s expense, provide copies of any such Records to the extent reasonably requested by Buyer in connection with its operation of the Business following the Closing; and (j) any attorney-client privilege, expectation of client confidence, or any other right to evidentiary privilege with respect to communication occurring on or prior to the Closing between the Law Firm, on the one hand, and Seller or Selling Persons, or any of their respective Affiliates, on the other hand, that in any way relates to this Agreement, the Selling Persons’ Employment Agreements and each other document or certificate
101572953.9                    2

contemplated hereby or thereby (the “Transaction Documents”), including any representation, warranty or covenant of any party under this Agreement or any Transaction Document or related agreement, including Law Firm’s records relating to or affecting this Agreement, the Transaction Documents, any transaction contemplated thereby (collectively, the “Excluded Assets”).
1.3    Assumed Liabilities. At the Closing, Buyer will only assume: (a) the current Liabilities of Seller (not including Indebtedness), as reflected on Schedule 1.7(a), which have been used for purposes of calculating the Adjusted Net Working Capital; (b) [intentionally omitted]; and (c) Seller’s obligations relating to the operation of the Business after the Closing and performance under, and any Liabilities associated with, the Assumed Contracts, for breaches or otherwise, in each case, solely to the extent arising after the Closing; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by Seller as of the Closing (collectively, the “Assumed Liabilities”).
1.4    Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Seller or the Selling Persons of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
(a)    Liabilities in respect of any of the Excluded Assets;
(b)    Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing;
(c)    Liabilities relating to Indebtedness or intercompany payables of Seller;
(d)    Liabilities relating to loans or payables by Seller to the Selling Persons or other Liabilities of Seller to the Selling Persons or Liabilities of the Selling Persons to the Seller;
(e)    Liabilities of Seller or its direct or indirect owner(s) relating to (i) Taxes for any taxable period, whether before or after the Closing Date; (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement; (iii) unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee by contract or otherwise; (iv) payments to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; or (v) any other Taxes for which Seller or the Selling Person is responsible under Section 4.4 or Section 4.5;
(f)    Liabilities related to Seller’s or the Selling Persons’ transaction fees and expenses contemplated in Section 4.2 or otherwise;
101572953.9                    3

(g)    any undisclosed Liability;
(h)    Liabilities incurred other than in the ordinary course of Seller’s business, consistent with past practice;
(i)    Liabilities related to any Employee Benefit Plans;
(j)    Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;
(k)    all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered prior to the Closing Date;
(l)    Liabilities of Seller relating to any, or with respect to any, present or former employees, officers, directors, retirees, independent contractors or consultants, including, without limitation any change of control or severance Liabilities relating to such individuals, except to the extent accrued for as current Liabilities in Adjusted Net Working Capital;
(m)    Liabilities related to any Real Property, except any Liabilities of Seller specifically assumed pursuant to and in accordance with the Lease Assignment Agreement; and
(n)    any other Liability that is not an Assumed Liability.
1.5    Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay Seller and the Selling Persons an aggregate of $3,780,000, in accordance with this Section 1.5 and subject to adjustment as provided in Section 1.7 (the “Purchase Price”), of which the Parties agree that (a) $3,742,200 will constitute consideration for the acquisition of the Assets from Seller, and (b) $ $37,800 will constitute consideration for the Selling Persons entering into the agreements and covenants set forth herein, including Section 6.1. The Purchase Price shall be paid by Buyer to Seller at Closing in cash by wire transfer of immediately available funds to the account(s) specified in Schedule 1.5.
1.6    Earn-Out.
(a)    Year One Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being February 22, 2021) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being February 20, 2022) (such period of time, “Year One”), Seller shall be entitled to the following aggregate amount (if any) based upon the COH for Year One (any such payment, the “Year One Earn-Out Payment”):
(i) if COH for Year One is less than $963,000, then Seller shall not be entitled to any Year One Earn-Out Payment;
101572953.9                    4

(ii) if the COH for Year One is greater than or equal to $963,000 but less than or equal to $1,177,000, then Seller shall be entitled to receive a Year One Earn-Out Payment that is equal to $810,000; and
(iii) if the COH for Year One is greater than $1,177,000, then Seller shall be entitled to receive an additional earn-out payment that is equal to (1) six (6) multiplied by (2) actual COH for Year One minus $1,177,000 (the “Additional Year One Earn-Out Payment”); provided, however, the Additional Year One Earn-Out Payment shall not exceed $300,000.
(b)    Year Two Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being February 21, 2022) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being February 26, 2023) (such period of time, “Year Two”), Seller shall be entitled to the following aggregate amount (if any) based upon the COH for Year Two (any such payment, the “Year Two Earn-Out Payment” and, together with the Year One Earn-Out Payment, the Additional Year One Earn-Out Payment, and the Additional Year Two Earn-Out Payment (defined below), the “Earn-Out Payments”):
(i) if the COH for Year Two is less than $1,031,000, then Seller shall not be entitled to any Year Two Earn-Out Payment;
(ii) if the COH for Year Two is greater than or equal to $1,031,000 but less than or equal to $1,260,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $810,000; or
(iii) if the COH for Year Two is greater than $1,260,000, then Seller shall be entitled to receive an additional earn-out payment that is equal to (1) six (6) multiplied by (2) actual COH for Year Two minus $1,260,000 (the “Additional Year Two Earn-Out Payment”); provided, however, the Additional Year Two Earn-Out Payment shall not exceed $300,000.
For the avoidance of doubt, in no event and under no circumstances will Seller be entitled to receive Earn-Out Payments that, in the aggregate, exceed $2,220,000.
For illustrative purposes only, if the COH for Year One is $1,000,000, then Seller shall be entitled to receive an aggregate Year One Earn-Out Payment that is equal to $810,000. In addition, for illustrative purposes only, if the COH for the following year (i.e., Year Two) is $1,300,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $810,000 and an Additional Year Two Earn-Out Payment of $240,000.
(c)    Calculation of COH. For purposes of this Section 1.6, “COH” (or Contribution to Overhead) shall be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and shall mean, for each
101572953.9                    5

applicable year (e.g., Year One and Year Two), (x) the revenue earned by the Business for such year, minus (y) the cost of services to the Business for such year, which shall include, to the extent applicable, billable staffing independent contractor payments, the temporary payroll, the temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates with respect to the Business, fees and costs associated with the Patient Protection and Affordable Care Act, and worker’s compensation insurance cost associated with the temporary payroll, minus (z) expenses relating to the branch of the Business, which shall not include any allocation of corporate overhead.
(d)    Payment of Earn-Out. The Earn-Out Payments, if any, shall be paid by Buyer to Seller in accordance with the final sentence of Section 1.5 within 60 days after the last day of the applicable twelve-month period (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to Seller, within 30 days after the end of such fiscal month, a statement showing the calculation of the COH (each, a “COH Statement”) for such fiscal month and the cumulative COH for the applicable twelve-month period that includes such fiscal month. The COH Statement covering Year One or Year Two, as applicable, shall include a calculation of the resulting Earn-Out Payment, if any, and is referred to herein as an “Annual COH Statement.” After Buyer delivers an Annual COH Statement to Seller, Buyer shall provide Seller, or Seller’s designated representatives, with reasonable access, during normal business hours, to copies of the applicable financial information of the Business for Year One or Year Two, as applicable, related to such Annual COH Statement so that Seller may review Buyer’s calculations.
(e)    Procedure for Objecting to Calculation of COH. Buyer shall deliver to Seller the Annual COH Statement within 60 days after the end of Year One and Year Two, as applicable. If Seller has not given any notice of objection with respect to an Annual COH Statement within fourteen days after its delivery by Buyer, then the calculation of COH for the period covered by such Annual COH Statement shall be as set forth in such report. If, however, Seller has given a written notice of objection with respect to an Annual COH Statement specifying the items and amounts to which Seller is objecting within the applicable fourteen-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to such Annual COH Statement within fourteen days after the delivery of Seller’s objection notice to the disputed Annual COH Statement, then Buyer and Seller shall submit such disputed Annual COH Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Annual COH Statement that are in controversy, without regard to materiality and solely within the range of values assigned to each item in the Annual COH Statement proposed by the Buyer and Seller’s objections, respectively, and to
101572953.9                    6

make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual COH Statement and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Seller and Buyer.
(f)    Earn-Out Covenants.
(i)    Conduct. During Year One and Year Two, the Selling Persons may manage the operations of the Business unit/division within Buyer substantially in a manner consistent with Seller’s past practices but subject to Buyer’s reasonable control and subject to the Selling Persons working in good faith to operate the Business in the best interests of Buyer and the stockholders of Buyer’s parent company, BGSF, Inc.; and Buyer shall not, directly or indirectly, (A) take any actions that would have the primary purpose and intent of avoiding, reducing or otherwise impairing any of the Earn-Out Payments or (B) take any action that would materially impair the ability to calculate or account for the Business for purposes of the Earn-Out Payments.

(ii)    Acceleration of Earn-Out Payments. If both of the Selling Persons’ employment with Buyer is terminated by the Buyer without “Cause” (as that term is defined in the Selling Persons’ Employment Agreements), or by a Selling Person for “Good Reason” (as that term is defined in the Selling Persons’ Employment Agreements) prior to the end of Year Two, then, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, an aggregate amount, if any, equal to the Earn-Out Payment that would have been due and payable pursuant to this Section 1.6 if COH for the applicable year were calculated using the twelve month period ending on the last full month prior to the date of termination (and in the event less than twelve months shall have passed prior to such termination, then such amount shall be based on COH over the months that have passed, annualized to a full year), in lieu of the twelve-month period of Year One or Year Two, but using the same performance targets for Year One, in the event such termination occurs during Year One, or Year Two, in the event such termination occurs during Year Two. Buyer will preliminarily determine
101572953.9                    7

the amount of such Earn-Out Payment, if any, within 60 days following the date of such termination and prepare the relevant COH Statement and Annual COH Statement. The delivery, dispute, finalization, payment, and other provisions of this Section 1.6 shall apply, mutatis mutandis. In the event that, during Year One or Year Two, Buyer merges with, takes part in an amalgamation or merger with, or sells all or substantially all of the assets of the Business to, any other Person (except for Buyer’s Affiliates) and the acquiring or surviving entity, as applicable, does not assume all of the obligations and covenants of Buyer set forth in this Agreement with respect to the calculation and payment of the Earn-Out Payments (a “Triggering Event”), then Buyer shall pay to Seller $1,620,000 minus the amount of any Earn-Out Payments previously paid no later than ten (10) calendar days following the date such Triggering Event occurs.
1.7    Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.
(a)    Preparation of Closing Date Net Working Capital. Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the current assets and current Liabilities of Seller as of the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP in all material respects and otherwise consistent with Seller’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Financial Information. An example calculation of the net working capital of the Business is set forth in Schedule 1.7(a).
(b)    Payment of Purchase Price Adjustment.
(i)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount (subject to Section 5.6) shall be paid by Buyer to Seller.
(ii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital, such deficit amount shall be paid by Seller to Buyer.
(iii)    The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within five Business Days after its determination in accordance with this Section 1.7 and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.7(c).
101572953.9                    8

(c)    Procedure for Objecting to Calculation of Adjusted Net Working Capital. If Seller has not given any notice of objection with respect to the Closing Date Net Working Capital Statement within 60 days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement. If, however, Seller has given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Seller is objecting within the applicable 60-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Seller’s objection notice to the Closing Date Net Working Capital Statement, then Buyer and Seller shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy, without regard to materiality and solely within the range of values assigned to each item in the Closing Date Net Working Capital Statement proposed by Buyer and Seller’s objections, respectively, and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. The Purchase Price Adjustment described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Seller and Buyer.
(d)    The Purchase Price shall also be subject to adjustment if any of the Assumed Contracts or other Assets are not fully assignable and transferable to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer, in accordance with Section 4.8.
(e)    After Buyer delivers the Closing Date Net Working Capital Statement to Seller, Buyer shall provide Seller, or Seller’s designated representatives, with reasonable access, during normal business hours, to copies of the applicable financial information of the Business used in calculating the Closing Date Net Working Capital Statement, so that Seller may review Buyer’s calculations.
101572953.9                    9

1.8    Closing. The Closing shall take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or via facsimile or portable document format (pdf), immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.
1.9    Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:
(a)    Seller will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;
(b)    Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;
(c)    Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;
(d)    [intentionally omitted];
(e)    B G Staff Services, Inc. and the Selling Persons will execute and deliver to each other employment agreements, which are attached hereto as Exhibit C (together, the “Selling Persons’ Employment Agreements”);
(f)    Seller will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as customary payoff letters, to evidence the release of any and all Liens on the Assets, other than Permitted Liens;
(g)    Seller will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.8;
(h)    Seller will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement;
(i)    Seller will deliver to Buyer or otherwise make available the originals or copies of all of Seller’s books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, including any log-in
101572953.9                    10

information and passwords necessary to access such information (except for the Purchase Price); and
(j)    Seller will deliver to Buyer a certificate (a “Tax Clearance Letter”) issued by the Virginia Department of Revenue showing that there are no taxes due for the Seller or on any Assets used in the Business.
(k)    Seller and each Selling Person will deliver to Buyer a properly completed Internal Revenue Service Form W-9.
1.10    Further Assurances. At or after the Closing, and without further consideration, (a) Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Seller such further instruments as Seller may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Seller.
1.11    Allocation of Purchase Price. Within 60 days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price (which for purposes of this Section 1.11 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.5, and the principles set forth in Schedule 1.11. For a period of 30 days following Seller’s receipt of Buyer’s proposed allocation, Seller and Buyer shall work together to seek an agreement on the proposed allocation. If Seller and Buyer are unable to reach an agreement regarding such allocation during such 30-day period (or by such other deadline as Seller and Buyer agree in writing), Buyer and Seller shall submit their disagreement to the Independent Accounting Firm to be resolved. The final allocation, whether as prepared by Buyer and not timely objected to by Seller, as agreed by the Parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all Parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, Seller, Buyer, the Selling Persons and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no Party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Body, the Party receiving the notice of the contest shall provide the other Parties with prompt written notice thereof (which in any event shall be provided within 30 days after receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with
101572953.9                    11

this Section 1.11 shall be borne 50% by Seller and 50% by Buyer. To the extent reasonably requested by any Party, subject to the foregoing, Buyer and Seller shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price and the Earn-Out Payments (excluding imputed interest), if any, shall be allocated among the Assets as set forth in the Final Allocation.
1.12    Tax Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable by Buyer pursuant to this Agreement (including any amounts paid as Earn-Out Payments) as Buyer determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Law relating to Taxes or under any other applicable Law. Prior to making any such deduction or withholding from Earn-Out Payments, Buyer shall notify the Seller of the obligation or entitlement to deduct and withhold and, if applicable and to the extent practicable, provide such Seller a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction and withholding (or reduce the amount of deduction and withholding) under applicable Law. Buyer shall reasonably cooperate with the Seller to obtain such information and tax forms that are available to reduce or eliminate any such deduction or withholding. To the extent such amounts are so deducted or withheld and subsequently paid to the appropriate Governmental Body by Buyer, Buyer shall provide evidence that such deducted or withheld amounts have been remitted to the applicable Governmental Body, and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE II
Representations and Warranties of Seller
Except as set forth in the correspondingly numbered sections of the schedules attached hereto and concurrently delivered by Seller to Buyer with the execution and delivery of this Agreement (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof.
2.1    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Virginia. Seller has full power to own its properties and to conduct the Business as presently conducted. Seller is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which Seller’s assets are located or in which the Business as presently conducted makes such qualification necessary. Seller is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and Seller is so qualified in such jurisdictions. Set forth in Schedule 2.1 is a list of all assumed names under which Seller operates the Business and all jurisdictions in which any of such assumed names is registered. There is no pending or, to the Knowledge of Seller, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Seller.
101572953.9                    12

2.2    Authority. Seller and the Selling Persons have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Persons pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Persons of each Seller Document has been duly authorized by all necessary action on the part of Seller and the Selling Persons. This Agreement and the other Seller Documents have been duly executed and delivered by Seller and the Selling Persons. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Seller and the Selling Persons, enforceable against Seller and the Selling Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Selling Persons are the holders of 100% of the issued and outstanding equity interests of Seller, and no other Person owns any equity interest in Seller or has the right to acquire an equity interest in Seller.
2.3    Title to Assets.
(a)    Set forth in Schedule 2.3(a) is a complete list of each tangible asset of Seller with an individual fair market value of at least $1,000 that is used in, generated by or associated with the Business. There are no vehicles owned or leased by Seller and used in or associated with the Business. Seller does not own or lease any real property.
(b)    The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted.
(c)    Seller has good and marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted and (ii) are in good working order and have been properly and regularly maintained.
2.4    No Violation. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any obligation to Seller or the Selling
101572953.9                    13

Persons or give any Person the right to terminate or accelerate any obligation under, any (i) Organizational Document of Seller or (ii) any contract, agreement, Permit or Law to which Seller or the Selling Persons is a party or by which Seller, the Selling Persons or any of the Assets or the Business is in any way bound or obligated.
2.5    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Seller or the Selling Persons in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
2.6    Financial Information.
(a)    Attached as Schedule 2.6 are true and complete copies of (i) the unaudited consolidated balance sheet of Seller for the year ended December 31, 2019 and the year ended December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated income statements of Seller for the corresponding periods then ended, (ii) a detailed aging summary of the Acquired Accounts Receivable and the Excluded Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of Seller’s prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed report of Seller’s fixed assets, including a description of each fixed asset and the value assigned to each, as of the date of the Latest Balance Sheet, (v) a detailed aging summary of Seller’s accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (vi) a detailed report of Seller’s accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, (vii) a detailed report of Seller’s accrued payroll, as of the date of the Latest Balance Sheet (collectively, items (i) – (vii) above, the “Financial Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole (or in the case of clauses (ii) through (vii), the items specified therein) at the dates specified and the results of its operations for the periods specified and have, except as set forth in Schedule 2.6(a), been prepared in accordance with GAAP. The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of Seller, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
(b)    Seller does not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Seller in the ordinary course of business, consistent with
101572953.9                    14

past practice, (including the Business Contracts), which Liabilities in the case of (ii) and (iii) above are not required by GAAP to be reflected in the Latest Balance Sheet.
(c)    All Acquired Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by Seller or on its behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Acquired Accounts Receivable are current and collectible net of any respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business. Each of such Acquired Accounts Receivable either has been or will be collected in full, net of such respective reserves, without any setoff, within 120 days after the Closing Date.
2.7    Absence of Certain Changes. Since January 1, 2020 and through the Closing Date, Seller has operated the Business in the ordinary course of business, consistent with past practice, and there has not been:
(a)    any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Seller conducts the Business, provided that, a material adverse change shall not include any event, occurrence, fact, condition, effect or change arising out of the following: (i) general business, economic or political conditions, (ii) conditions generally affecting the industry in which the Seller or the Business operates, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index, (iv) any national or international political or social conditions, including any act of war by or against, or an escalation of hostilities involving, or an act of terrorism against, the United States or any of its territories, possessions, or diplomatic or consular offices, or upon any military installation, equipment or personnel of the United States, in any such case, whether or not pursuant to a declaration of a national emergency or war, (v) any natural or man-made disaster or act of God, including any epidemic, pandemic or disease outbreak (including of COVID-19 or otherwise caused by SARS-CoV-2), (vi) changes in GAAP after the date hereof, (vii) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Body after the date hereof, (viii) any failure of the Seller to meet a forecast; (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a material adverse change may be taken into account in determining whether there has been a material adverse change), but only, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), and (vii) to the extent such events, occurrences, facts, conditions or changes do not have or would not be reasonably likely to have a disproportionate impact on the Business relative to the other participants of similar size and which focus on enterprise resource planning services and management in the industries in which the Seller operates;
101572953.9                    15

(b)    the termination of employment (whether voluntary or involuntary) of any officer or key employee of Seller employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of Seller employed in the Business in excess of historical attrition in non-executive personnel;
(c)    any waiver by Seller of any material rights related to the Business or the Assets;
(d)    any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates Seller to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in Seller’s budget, except in each case in the ordinary course of business and consistent with past practice of Seller; provided, that, any action taken or omitted to be taken by Seller that relates to, or arises out of, any pandemic, epidemic or disease outbreak to the extent reasonably consistent with policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization and any other Governmental Body, shall be deemed to be “in the ordinary course of business”; or
(e)    any agreement or understanding to do or resulting in any of the foregoing.
2.8    Taxes.
(a)    Except as set forth on Schedule 2.8: All income, gross receipts and franchise Tax Returns and other material Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Seller and the Selling Persons that encompass or relate in any manner to the Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, and have been prepared in substantial compliance with all applicable Laws. All income, gross receipts and franchise Taxes and other material Taxes (whether or not shown on any Tax Return) that are due and payable by Seller, or relating to the Assets or the Business that are due and payable by the Selling Persons have been timely paid. Seller is not currently the beneficiary of any extension of time with which to file any Tax Return. Seller and the Selling Persons do not expect any taxing authority to assess any additional material Taxes relating to the Seller or the Assets or the Business for any period for which Seller and the Selling Persons have filed Tax Returns. No income, gross receipts or franchise Tax deficiency or any other material Tax deficiency has been proposed or assessed against the Selling Person with respect to the Assets and the Business, or Seller, and neither Seller nor Selling Persons have executed any waiver of any statute of limitations on the assessment or collection of any income, gross receipts or franchise Tax or other material Tax. No Tax audit, action, suit, Proceeding, investigation or claim is now pending or, to the Knowledge of Seller or Selling Persons, threatened against the Selling Persons with respect to the Assets or Business or Seller, and no issue or question has been raised (and is currently pending) by any taxing
101572953.9                    16

authority in connection with the Selling Persons Tax Returns with respect to the Assets or Business or Seller’s Tax Returns. No claim has ever been made by a taxing authority in a jurisdiction in which Seller does not currently file Tax Returns that Seller is or may be subject to Tax by that jurisdiction, and, to the Knowledge of Seller, there is no basis for any such claim. Seller has timely withheld or collected from each payment made to each of its employees, independent contractors, creditors, stockholders and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has timely paid the same to the proper Tax authorities or authorized depositaries and all federal, state and local Tax Returns required with respect to such payments have been timely completed. Without limiting the generality of the foregoing, Seller has properly administered (including the proper preparation of all returns and reports), and complied with, applicable Laws in connection with the federal earned income credit and the advance payments thereof (and any equivalent rules for state and local Tax purposes). There are no Liens for unpaid Taxes on the Assets or Business other than Permitted Liens and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien and there is no basis for any such Lien. None of the Assets includes any: (i) stock in a corporation (as that term is defined in Code Section 7701(a)(3) and related Treasury Regulations), or interests in an entity treated as a corporation for U.S. federal income tax purposes; (ii) interests in a partnership (as that term is defined in Code Section 7701(a)(2) and related Treasury Regulations) or an entity treated as a partnership for U.S. federal income tax purposes; or (iii) interests in an entity disregarded as an entity for U.S. federal income tax purposes separate from its owners. None of the Assets are subject to any agreementfor which any election has been filed under Section 761(a) of the Code. None of the Assumed Liabilities includes: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (iii) an obligation under any Record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Body that will survive the Closing or impose any Liability on Buyer after the Closing; (iv) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code or any additional Tax under Section 409A of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law). The unpaid Taxes of Seller (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in the notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns. To the Knowledge of Seller, there are no Taxes of the Seller or Selling Persons for which Buyer may become liable as a result of the transactions contemplated by this
101572953.9                    17

Agreement. To Sellers’ Knowledge, Seller has timely and properly complied with all applicable abandoned property law, escheat law or similar laws.
(b)    Neither the Seller nor any of its Affiliates has applied for or received any relief from Taxes under the CARES Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (dated August 8, 2020), or any other Law arising out of or in response to COVID-19, including claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
(c)    “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, escheat, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (vi) any transfer Liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee Liability, operation of Law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise.
(d)    “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
2.9    Proceedings. There are currently no pending or, to the Knowledge of Seller, threatened Proceedings by any Person against Seller relating to or concerning the Business or to which any of the Assets may be subject. Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.
2.10    Compliance with Laws. Seller is currently complying with, and has at all times complied with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).
2.11    Permits. Seller owns or possesses from each appropriate Governmental Body all right, title and interest in and to all Permits issued by any Governmental Body necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened or
101572953.9                    18

reasonably foreseeable, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.
2.12    Employee Matters.
(a)    Schedule 2.12(a) sets forth a true and complete list of all employees of Seller (the “Staff Employees”), including the name, title or job description, compensation and benefits for each Staff Employee. No Staff Employee maintains H-1B nonimmigrant status as of the date hereof.
(b)    Schedule 2.12(b) sets forth a true and complete list of all temporary personnel of Seller (the “Temporary Personnel), including the name, pay rate, bill rate and customer assignment for each Temporary Personnel. No Temporary Personnel of Seller maintains H-1B nonimmigrant status as of the date hereof.
(c)    Schedule 2.12(c) sets forth a true and complete list of all billable staffing independent contractors used or engaged by Seller in connection with the Business (the “Billable Staffing Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each Billable Staffing Independent Contractor. The Billable Staffing Independent Contractors are not, and have never been, “employees” of Seller under applicable Laws.
(d)    Seller maintains for each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor all forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. Seller has performed with respect to each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor such investigations, background checks, reviews and other inquiries as required by Law and as are consistent with those performed by other companies engaged in the Business.
(e)    Seller does not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to the Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors. Seller has not experienced, and, to the Knowledge of Seller, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Seller has no plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers or Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors.
101572953.9                    19

(f)    Seller is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent that they relate to the Staff Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws.
2.13    Employee Benefit Plans.
(a)    Set forth in Schedule 2.13(a) is a complete and correct list of all Employee Benefit Plans. The term “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other, bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or fringe benefit plan, agreement, policy, or arrangement (whether written or oral, qualified or nonqualified, currently effective or terminated, funded or unfunded), sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any current or former employee or other service provider of Seller in connection with the Business, or any dependent or beneficiary thereof. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any individual residing or working outside the United States.
(b)    Seller has provided to Buyer a true and complete copy of (i) each Employee Benefit Plan, including all amendments thereto and all written interpretations thereof, and (ii) the most recent summary plan description and any summaries of material modifications made thereto. No Employee Benefit Plan provides any Billable Staffing Independent Contractor with any of the benefits described in Section 2.13(a). Except as set forth in Schedule 2.13(a), Seller has no formal plan or commitment, whether legally binding or not, to create any new Employee Benefit Plan or change any existing Employee Benefit Plan that would affect any Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor or any dependent or beneficiary thereof. Seller has provided Buyer all documentation and other information related to the Employee Benefit Plans that has been requested by Buyer.
(c)    None of the Employee Benefit Plans is, and Seller has never sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA; (ii) a “multiemployer welfare arrangement”
101572953.9                    20

as defined in Section 3(40) of ERISA; (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which Seller or any entity within the same “controlled group” as Seller within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iv) a plan subject to Title IV of ERISA.
(d)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.
(e)    Each Employee Benefit Plan is now and has been operated in compliance with its terms and with all applicable Laws including, without limitation, the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state Law (“COBRA”), the Patient Protection and Affordable Care Act, the regulations and authorities published thereunder. Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and no party is in default or otherwise in violation of, any Employee Benefit Plan.
(f)    There is no pending or, to Knowledge of Seller, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the four years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.
(g)    No Employee Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason other than as required under COBRA the entire cost of which is payable by the individual. Schedule 2.13(g) sets forth, on a de-identified basis in compliance with HIPAA, each current or former Staff Employee or Temporary Personnel (or dependent or beneficiary thereof) who is receiving continuation coverage under COBRA as of the date hereof and specifies what level of coverage such individual currently has under COBRA.
(h)    Neither the execution of this Agreement nor any of the transactions contemplated by this agreement will (either alone or upon the occurrence of any
101572953.9                    21

additional or subsequent events): (i) entitle any Staff Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Staff Employee; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(i)    Seller expressly acknowledges that Buyer will not assume any Employee Benefit Plans of Seller or take on any Liability relating to any Employee Benefit Plans of Seller except as otherwise expressly stated in this Agreement.
2.14    Business Contracts.
(a)    Schedule 1.1(d) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated with respect to providing staffing services, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). Each Customer Contract represents the entire agreement between Seller and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding on Seller, and to Seller’s Knowledge, the counterparties thereto, in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).
(b)    Schedule 2.14(b) lists the following agreements (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not listed in Schedules 1.1(d) (collectively with the agreements and policies listed in Schedule 1.1(d), the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Seller is, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Seller is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Persons, or any director, manager, officer or employee of Seller employed in the Business, or any Affiliate or immediate family member thereof.
(c)    Seller has delivered to Buyer a true, correct and complete copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar
101572953.9                    22

Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Seller has performed all of its obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Seller or, to the Knowledge of Seller, on the part of any other Person under any Business Contract. There has been no termination or notice of default or, to the Knowledge of Seller, any threatened termination under any Business Contract. To the Knowledge of Seller, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.
2.15    Customers. Set forth on Schedule 2.15 is a complete list of all customers of Seller whom Seller has performed services for since the beginning of Seller’s 2019 fiscal year (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during Seller’s 2019 fiscal year, 2020 fiscal year, and during the 2021 interim period ended on the date of the Latest Balance Sheet. None of the Customers has notified Seller of any intention or, to the Knowledge of Seller, threatened to terminate or materially alter its relationship with Seller, and to the Knowledge of Seller, there is no reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer (except as already reflected in the amount of revenues set forth in Schedule 2.15) and there has been no material dispute with a Customer, in each case since the beginning of Seller’s 2019 fiscal year.
2.16    Warranties. Seller has committed no act, and there has been no omission by Seller, that would reasonably be expected to give rise to any Liability for breach of warranty under the terms of any Customer Contract (whether covered by insurance or not) on the part of Seller, with respect to services rendered pursuant to such Customer Contract prior to the Closing Date.
2.17    Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all Intellectual Property. Seller has the right to use all Intellectual Property used by Seller or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and Seller is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. To the Knowledge of Seller, no other Person is infringing the rights of Seller in any of its Intellectual Property. Seller has, and at Closing Buyer will receive, the right to use the name “Momentum Solutionz” including derivations thereof, and all trade names, domain names, email addresses and logos used by Seller in connection with the Business.
2.18    Environmental Matters. Seller has conducted the Business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required
101572953.9                    23

under any applicable Environmental Law in connection with any aspect of the operation of the Business. Seller has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Seller may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any real property owned or leased by Seller as a result of any activity of Seller in the operation of the Business or otherwise, and, to the Knowledge of Seller, no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business. Neither Seller, in connection with the Business, nor any of the Assets, is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Seller has satisfied and is currently in compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.
2.19    Competing Interests. Neither the Selling Persons, nor any director, manager, officer or management-level employee of Seller, nor any Affiliate of the Selling Persons (each, a “Related Party”): (a)  owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Seller (in respect of the Business) or that otherwise has material business dealings with Seller (in respect of the Business); or (b) is a party to, or otherwise has any direct or indirect interest opposed to Seller under, any Business Contract or other business relationship or arrangement.
2.20    No Brokers. Seller and the Selling Persons have not incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
2.21    PPP Loan. All information, certifications, authorizations, and question responses provided by Seller and its Affiliates pursuant to that certain Payroll Protection Program (“PPP”) “Borrower Application Form” (SBA Form 2483 (04/20)), the related loan application and promissory note with First Bank & Trust Company (the “PPP Lender”), and all information provided in all supporting documents and forms with respect thereto, were true and correct in all material respects when made. All of Seller’s borrowings under the PPP, which were drawn in full on the date of this Agreement (the “PPP Loan”), complied in all respects with the PPP’s requirements for loan forgiveness and have been indefeasibly forgiven and not subject to clawback or recovery in any respect. Seller has provided Buyer with a true and complete copy of evidence of forgiveness of the entire amount of the PPP Loan from the PPP Lender.
2.22    COVID-19 Pandemic. Since the announcement of an official order by any Governmental Body related to the COVID-19 Pandemic, the Seller has acted reasonably consistent with all Laws relating to COVID-19 and applicable to the Seller, including those relating to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of the Seller, (iii) employee benefits, privacy or labor and
101572953.9                    24

employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any, and (iv) the Families First Corona Virus Response Act of 2020, as amended.
2.23    Disclaimer of Other Representations and Warranties. Buyer, on its own behalf and on behalf of its Affiliates, acknowledges, represents, warrants, and agrees that (a) Seller makes no representation or warranty, express or implied, in respect of any of its assets (including, without limitation, the Assets), liabilities, operations, or in respect of the accuracy or completeness of any information of any nature made or provided by any Person on behalf of Seller, including without limitation in any confidential information statement, management presentation, or document made available in a dataroom, other than the representations and warranties expressly set forth in this Article II (including related portions of the Disclosure Schedules and any representation and warranties made by the Sellers or the Selling Persons in any of the Seller Documents), and (b) Buyer has relied solely upon the representations and warranties expressly set forth in this Article II (including related portions of the Disclosure Schedules); provided, however, that nothing herein or elsewhere in this Agreement will limit any remedy Buyer may have for Fraud committed by Seller and any representations and warranties made by Seller or the Selling Persons in any of the Seller Documents.
ARTICLE III
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
3.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2    Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document has been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and each of the other Buyer Documents are legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
3.3    No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under (i) any Organizational Document of Buyer or (ii) under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated that will prevent Buyer from consummating the transactions contemplated by this Agreement.
101572953.9                    25

3.4    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
3.5    Legal Proceedings. There are currently no pending, or, to Buyer’s knowledge, threatened Proceedings by any Person against Buyer or its Affiliates, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Buyer and its Affiliates are not subject to or bound by any currently existing judgment, order, writ, injunction or decree that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
3.6    Financial Capacity. Buyer has the financial capacity and available funds through their equity and debt sources to pay the full amount of the Purchase Price due at Closing in cash at the Closing and the full amount when due of any reasonably anticipated Earn-Out Payments and Purchase Price Adjustment that may be owed to Seller under this Agreement.
3.7    No Brokers. Buyer has not incurred, nor will it incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
Covenants and Agreements
4.1    Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body in connection with the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.
4.2    Transaction Costs. Except as otherwise expressly provided in this Agreement, Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or the Selling Persons incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
4.3    Employee Matters.
(a)    Effective as of the Closing Date, in addition to the employment of the Selling Persons pursuant to the Selling Persons’ Employment Agreements, Buyer may offer employment to the Staff Employees listed on Schedule 4.3. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such
101572953.9                    26

offer shall become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). For twelve months following the Closing Date, each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans on substantially similar terms as Buyer’s other similarly situated staff employees; provided, however, that Buyer shall have full discretion to establish the titles, duties and responsibilities, wages, hours and other terms and conditions of employment for all Transferred Staff Employees. Seller and Buyer agree that the alternative procedure described in Section 5 of Revenue Procedure 2004-53, 2004-2 CB 320, will apply to the Transferred Staff Employees. Seller and Buyer will reasonably cooperate and provide such information and documentation as each of them may reasonably request of the other to implement the alternative procedure for the Transferred Staff Employees.
(b)    The Parties will fulfill their respective COBRA continuation responsibilities, if any, as required by Section 4980B of the Code or similar requirements of state Law for all Transferred Staff Employees, Staff Employees, former Staff Employees, any current or former Temporary Personnel (to the extent applicable), and their dependents where the qualifying event as defined in Section 4980B of the Code occurs on or before the Closing Date. Except as provided above in this Section 4.3, from and after the Closing Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention or termination of the Transferred Staff Employees.
(c)    Buyer shall not be obligated to recognize a Transferred Staff Employee’s service with Seller for the purpose of accruing or vesting in any benefit under any Buyer employee benefit plan but shall recognize such service for the purposes of (i) computing entitlement to vacations and sick pay, if any, under any Buyer paid time off plan or policy, to the extent permitted under applicable Law and (ii) determining eligibility to participate in Buyer’s 401(k) savings plan. Notwithstanding clause (i) of the immediately preceding sentence, any severance and/or vacation benefits payable upon a Transferred Staff Employee’s termination of employment will be based on the Transferred Staff Employee’s actual years of service with Buyer from and after the Closing Date. Buyer and Seller agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Seller and shall be paid and discharged in full by Seller when and if due (“Longevity Benefits”). To the extent Seller is obligated to pay Longevity Benefits to Transferred Staff Employees, Buyer and Seller shall cooperate in good faith in the payment and discharge of such Longevity Benefits in full when and if due. If such payment is more conveniently processed through Buyer’s payroll, Buyer shall pay Longevity Benefits of Transferred Staff Employees and Seller shall promptly reimburse Buyer for any payment of Longevity Benefits made by Buyer.
(d)    This Section 4.3 is an agreement solely between Seller and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Seller or Buyer and any other Person, or shall confer upon any Staff Employee
101572953.9                    27

or Temporary Personnel, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.
(e)    The Parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.
4.4    Transfer Taxes. Seller shall pay and be responsible for any sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), and shall indemnify and hold Buyer and its Affiliates harmless for any such Taxes. Buyer and Seller shall reasonably cooperate to minimize any such Transfer Taxes.
4.5    Tax Responsibility; Tax Information; Tax Proration.
(a)    Notwithstanding any other provision in this Agreement, Seller and the Selling Persons, as applicable, shall be responsible for any and all Taxes, including any and all income and capital gains Taxes and franchise or other Taxes based on overall gross or net income of Seller, resulting from the consummation of the transactions contemplated by this Agreement and shall be responsible for Transfer Taxes in accordance with Section 4.4.
(b)    Seller and Buyer will provide the other Parties with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(c)    With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to
101572953.9                    28

the Closing Date, Buyer and Seller shall jointly, in good faith, estimate the amount of Property Taxes payable by Seller with regard to a Straddle Period pursuant to this Section 4.5(c) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Seller shall readjust the amount of Property Taxes for which Seller are liable in accordance with this Section 4.5(c) (by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be).
4.6    Name Change. No later than the tenth Business Day following the Closing, Seller will file all documents necessary to change its name and the name of any Affiliates (including any “d/b/a’s”) to names bearing no similarity to “Momentum Solutionz.”
4.7    Discharge of Liabilities. Seller shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities.
4.8    Assignment of Assumed Contracts. Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. If Seller is unable to obtain any such third Person consent, Seller shall use its commercially reasonable efforts to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and Seller.
4.9    Accounts Receivable.
(a)    Seller shall promptly deliver to Buyer any payment received by, or on behalf of, Seller with respect to the Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected, after use of commercially reasonable efforts in the ordinary course of Buyer’s business, by Buyer within 120 days following the Closing Date (the “Repurchase Date”), after notice by Buyer to Seller to such effect, Seller shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable, and Seller shall thereafter have the right to pursue collection of such Acquired Accounts Receivable.
(b)    Buyer shall promptly deliver to Seller any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a)). Seller may collect payment on the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement.
(c)    In pursuing collection of any Acquired Accounts Receivable purchased by Seller pursuant to the second sentence of Section 4.9(a) and any Excluded Accounts
101572953.9                    29

Receivable not purchased by Buyer pursuant to this Agreement, Seller agrees to use its commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.
(d)    No later than the third Business Day following the Closing Date, Seller shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Seller with respect to producing and delivering these reports to the extent necessary.
4.10    Financial Statements for Assets. Promptly and no later than 60 days following the Closing, Seller will prepare and provide to Buyer and its Affiliates such historical financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Buyer’s independent public accountants) and other information and data as are reasonably requested by Buyer to allow Buyer and its Affiliates to prepare and file with the Securities and Exchange Commission any historical and pro forma financial statements with respect to the Assets required by applicable U.S. federal securities laws, including Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, and/or to permit or maintain the effectiveness of any registration statement under the Securities Act.
ARTICLE V
Indemnification
5.1    Indemnification of Buyer. Seller will indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all Proceeding costs and expenses and reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Seller in this Agreement or any Seller Document or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement or covenant made by Seller in this Agreement or any Seller Document or any allegation by a third Person that, if true, would constitute such a breach;
(c)    [intentionally omitted];
(d)    any Liability of Seller, other than the Assumed Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business or Assets with respect to any period of time (or portion thereof) occurring on or prior to the Closing Date;
101572953.9                    30

(e)    any Taxes of Seller or the Selling Persons for any taxable period, whether before or after the Closing Date, Taxes of Seller or the Selling Persons arising out of or resulting from the Assets and Business prior to the Closing Date, any Liability of Seller or the Selling Persons for unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), or as a successor or transferee by contract or otherwise, or payments pursuant to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement regarding Taxes or any other Taxes for which Seller or the Selling Persons is responsible under Section 4.4 or Section 4.5; or
(f)    any CARES Act Liability, including any claim by any Governmental Body or the PPP Lender for repayment, penalties, or any violation of applicable Law relating to Seller’s receipt, management, or use of the PPP Loan.
5.2     Indemnification of Seller and the Selling Persons. Buyer will indemnify, defend and hold Seller, the Selling Persons, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement or covenant made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)    the failure of Buyer to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities; or
(d)    any Liability of Buyer, other than the Excluded Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business or Assets with respect to any period of time (or portion thereof) occurring after the Closing Date.
5.3    Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Seller and Buyer made in or pursuant to this Agreement, the Seller Documents and the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
5.4    Time Limitation.
(a)    After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Seller Fundamental Representations and those made in Section 2.13 (Employee Benefit Plans), Section 2.18 (Environmental Matters), in each case, as
101572953.9                    31

to which a claim may be made at any time prior to 45 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 12 months after the Closing Date, the Buyer Indemnitee notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b), (c), (d) and (e) and claims based upon intentional misrepresentation or Fraud committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
(b)    After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Buyer Fundamental Representations, in each case, as to which a claim may be made at any time prior to 45 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 12 months after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b), (c) and (d) and claims based upon intentional misrepresentation or Fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
5.5    Limitations on Amount.
(a)    Seller.
(i)    Seller shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $30,000 (the “Threshold Amount”); provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Seller’s Liability shall only be for Losses in excess of the Threshold Amount and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b), (c), (d) and (e), and (C) claims based upon Fraud committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby.
(ii)    Seller’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $810,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Seller Fundamental Representations, for which the aggregate Liability of Seller and the Selling Persons for Losses under this Article V shall not exceed the Purchase Price plus any Earn-Out Payments actually paid or agreed to be paid by Buyer to Seller pursuant to this
101572953.9                    32

Agreement (the “Purchase Price Cap”), (2) indemnification pursuant to Sections 5.1(b), (c), (d) and (e), for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or Fraud committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
(b)    Buyer.
(i)    Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.1 exceeds the Threshold Amount; provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), (c) and (d), and (C) claims based upon Fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby.
(ii)    Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations, for which the aggregate Liability of Buyer for Losses under this Article V shall not exceed the Purchase Price Cap, (2) indemnification pursuant to Sections 5.2(b), (c) and (d), for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or Fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
5.6    Right of Setoff. With respect to any valid claim for indemnification under this Article V, Purchase Price Adjustment in favor of Buyer pursuant to Section 1.7, or any breach of contract claim under this Agreement or any other Seller Document, in each case solely to the extent Buyer is acting reasonably and in good faith, Buyer is hereby authorized to setoff and apply any and all claims owing by Seller to Buyer or a Buyer Indemnitee against the obligations, if any, owing by Buyer to Seller in respect of this Agreement, including any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6 and any Purchase Price Adjustment in favor of Seller that may have otherwise been payable pursuant to Section 1.7. Such setoff is not the sole and exclusive remedy of Buyer.
5.7    Matters Involving Third Party Claims.
(a)    Promptly after the receipt by any Person entitled to indemnification pursuant to this Article V (the “Indemnified Party”) of notice of the commencement of any action by any Person who is not a Party to this Agreement (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be
101572953.9                    33

made against any Party or Parties obligated to provide indemnification pursuant to this Article V (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its Liabilities hereunder, except to the extent that such failure to give notice shall materially and irrevocably prejudice any defense or claim available to the Indemnifying Party.
(b)    If the Indemnifying Party, within fourteen days after receiving the Indemnified Party’s notice of the Third Party Claim, acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party reasonably may suffer relating to or arising from the Third Party Claim and provides the Indemnified Party at such time with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and pay, in cash, all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (ii) the Third Party Claim seeks non-monetary damages, including an injunction, specific performance or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to (1) actively and diligently defend the Third Party Claim, (2) keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim, or (3) permit the Indemnified Party with the opportunity to participate in the defense of the Third Party Claim (at the Indemnified Party’s own expense, except as provided below), (iv) settlement, or an adverse judgment with respect to, the Third Party Claim is in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (v) the Indemnified Party has determined in good faith that there would be a conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the Indemnification Proceeding.
(c)    If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to, the Third Party Claim unless the proposed settlement or compromise, or judgement or order, as applicable, (1) involves only the payment of money by one or more Indemnifying Parties, (2) does not impose any injunction, specific performance or other equitable relief upon the Indemnified Party, (3) includes an unconditional release of the Indemnified Party and its Affiliates for any Liability arising from or related to such
101572953.9                    34

Third Party Claim, and (4) there is no finding or admission of any violation of Law or the rights of any Person by the Indemnified Party or its Affiliates, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim and the Indemnifying Party may not claim that it does not have an indemnification obligation with respect thereto, (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the Third Party Claim or related Third Party Claims and the Indemnified Party shall have reasonably concluded that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them; and (iv) it shall actively and diligently defend the Third Party Claim and keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim.
(d)    If the Indemnifying Party does not assume the defense of any Third Party Claim (other than because of the failure to demonstrate to the Indemnified Party that it will have the financial resources to defend and pay, in cash, all Losses the Indemnified Party may reasonably suffer), or if any condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim set forth above becomes unsatisfied, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate (and the Indemnified Party need not consult with, or obtain consent from, the Indemnifying Party in connection therewith) and shall be entitled to indemnification in respect thereof in accordance with Sections 5.1 or 5.2, as applicable. In no event shall the Indemnified Party settle any Third Party Claim while the defense thereof is controlled by the Indemnifying Party pursuant to and in accordance with this Section 5.7 without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
5.8    Miscellaneous.
(a)    Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Acquired Accounts Receivable if the full amount of such uncollected Acquired Accounts Receivable is repurchased from Buyer by Seller in accordance with Section 4.9(a).
(b)    Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality
101572953.9                    35

(or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of this Article V.
(c)    Except with respect to the matters covered by Section 1.6 and 1.7, the Parties acknowledge and agree that their sole and exclusive monetary remedy with respect to any and all claims (other than claims arising from Fraud or criminal activity on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article V. Nothing in this Section 5.8(c) shall limit any Person’s right to obtain any equitable relief or any claim arising from any party’s Fraud or criminal activity in connection with the transactions contemplated by this Agreement.
(d)    Notwithstanding any other provision of this Agreement, the amount of any indemnification payable under this Article V shall be reduced by the amount of any actual payments recovered from any third party in respect of a Loss and any insurance proceeds actually received by an Indemnified Party on account of the indemnified Losses, in each case, net of any costs of recovering or receiving any such amounts and any corresponding premium increase resulting from any such insurance claim. Each Indemnified Party shall use commercially reasonable efforts to recover under all applicable insurance policies covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder; provided, that nothing herein shall require an Indemnified Party to (i) seek any payment under any such insurance policy in respect of any Losses in lieu of (or prior to) seeking indemnification under this Article V or (ii) commence any Proceeding to recover proceeds under any such insurance policy and no Indemnifying Party shall be relieved of any indemnification obligation hereunder, except to the extent of any insurance proceeds actually recovered by the Indemnified Party pursuant to the immediately preceding sentence.
ARTICLE VI
Noncompetition and Nonsolicitation Agreement
6.1    Noncompetition and Nonsolicitation.
(a)    Restrictive Covenants. In consideration of the transactions contemplated by this Agreement, including the purchase of the Assets (and the goodwill associated therewith) and the Business, Seller and the Selling Persons covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), Seller, any Affiliate of Seller, the Selling Persons, and any Affiliate of the Selling Persons (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of providing
101572953.9                    36

enterprise resource planning cloud-based services, enterprise resource planning professional services and enterprise resource planning performance management (a “Competing Business”) within the United States of America; (y) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates directly or indirectly controlled by or under common control with Buyer (“The BGSF Affiliate Group”), or any Person that is, or during the period preceding the Closing Date was, a purchaser of services from Seller, Buyer or The BGSF Affiliate Group, to purchase any services from any Competing Business or from any Person other than Buyer or The BGSF Affiliate Group; or (z) solicit, entice, induce or hire any Person who is an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Subsidiaries, or who becomes an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or The BGSF Affiliate Group, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or The BGSF Affiliate Group or cease independently contracting for the Business, Buyer or The BGSF Affiliate Group, or approach any such employee, temporary personnel or billable staffing independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person.
(b)    Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to perform such Person’s responsibilities pursuant to and in accordance with the Selling Persons’ Employment Agreements during the term of Selling Persons’ employment with Buyer or to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.
(c)    Equitable Relief. Seller and the Selling Persons acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.
(d)    Representations. Seller and the Selling Persons represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Seller or the Selling Persons. Seller and the Selling Persons acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Seller and the Selling Persons acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time,
101572953.9                    37

geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and The BGSF Affiliate Group (including, after the Closing, the Business).
(e)    Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and The BGSF Affiliate Group, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and The BGSF Affiliate Group (including, after the Closing, the Business).
ARTICLE VII
Miscellaneous
7.1    Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the Parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this provision):

if to Buyer:	with copies to:

BG Staffing, LLC 5850 Granite Parkway, Suite 730 Plano, Texas 75024 Attention: CFO Email: cfo@bgstaffing.com	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attention: Paul S. Conneely Facsimile: (214) 855-8200 Email: paul.conneely@nortonrosefulbright.com

if to Seller or the Selling Persons:	with copies to:

Momentum Solutionz LLC c/o Jeff Servidio 3605 Lajitas Leander, TX 78605 Email: Jeff.servidio@momentumsolutionz.com	Rich May, P.C. 176 Federal Street, 6th Floor Boston, MA 02110 Attention: Thomas H. Bilodeau, III Email: tbilodeau@richmaylaw.com

7.2    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.
7.3    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in
101572953.9                    38

any way affect the meaning or interpretation of this Agreement. The information and disclosures set forth by Seller in the Disclosure Schedules (defined below) shall be deemed to be disclosed and incorporated by reference in each other section and subsection relating to representations and warranties of the Seller where the applicability of such information or disclosure to such other section or subsection is readily apparent on its face (without reference to or analysis or review of any underlying documents, instruments or information). Notwithstanding the foregoing or any other provision of this Agreement of the Disclosure Schedules to the contrary, nothing in the Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty unless the Disclosure Schedules, taken as a whole, describe the relevant facts in reasonable detail.
7.4    Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
7.5    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties hereto.
7.6    Entire Agreement; Amendment. This Agreement and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Seller contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Seller under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
7.7    Specific Performance; Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the
101572953.9                    39

transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
7.8    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
7.9    Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.
7.10    Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
7.11    Certain Definitions. For purposes of this Agreement:
(a)    the term “Acquired Accounts Receivable” means any accounts or notes receivable of Seller that are not an Excluded Accounts Receivable, including (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by Seller as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing;
(b)    the term “Adjusted Net Working Capital” means (x) the current assets of Seller (not including Cash Equivalents of Seller or any other Excluded Assets) minus (y) the current Liabilities of Seller (not including Indebtedness of Seller or any other Excluded Liabilities);
(c)    the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, now or in the future,
101572953.9                    40

directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;
(d)    the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas are permitted or required to be closed;
(e)    the term “Buyer Fundamental Representations” means, collectively, those representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(i) (No Violation of Organizational Documents) and Section 3.7 (No Brokers).
(f)    the term “CARES Act” means the Coronavirus Aid, Relief, Economic Security Act, as signed into law by the President of the United States on March 27, 2020.
(g)    the term “CARES Forgivable Uses” means uses of proceeds of the PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act.
(h)    the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, negotiable money orders and checks (including those held by Seller as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Seller (including those not yet cleared) that are outstanding as of the Closing Date;
(i)    the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(j)    the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;
(k)    the term “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any accounts or notes receivable of Seller from a Related Party; (iv) all amounts owed to Seller by Devcom Builders, LLC pursuant to that certain Promissory
101572953.9                    41

Note (Unsecured) dated November 3, 2017, by and between Seller and Devcom Builders, LLC; and (v) any claim, remedy or other right related to any of the foregoing;1
(l)    the term “Fraud” means a claim for common law fraud with an intent to deceive brought against a party hereto based on a representation of such party contained in this Agreement, the Seller Documents or the Buyer Documents; provided, that at the time such representation was made (i) such representation was inaccurate or related to a fact or omission, (ii) such party had actual knowledge of the inaccuracy of such representation, (iii) such party had the intent to deceive another party hereto, and (iv) the other party acted in reliance on such inaccurate representation to its material detriment.
(m)    the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;
(n)    the term “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body;
(o)    the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, and includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;
(p)    the term “Indebtedness” means all obligations of Seller or the Selling Persons for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;
(q)    the term “Independent Accounting Firm” means the accounting firm of regional or national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11, or a successor of such firm, or if such firm declines to act or is, at the of submission thereto, unable to act or a principal independent auditor of Buyer or Seller, or in any manner associated with or being compensated or employed by Buyer or Seller, another accounting firm of regional or national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;
1 NTD: the $30,000 note receivable will be excluded from the transaction.
101572953.9                    42

(r)    the term “Intellectual Property” means any and all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from Seller) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Seller and used in the Business or with respect to which Seller, with respect to the Business, has any license or use rights;
(s)    the term “Knowledge of Seller” or similar language, means the actual knowledge of Lorne Kaufman or Jeff Servidio after conducting a reasonable inquiry into the subject matter of such representation and warranty;
(t)    the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;
(u)    the term “Organizational Document” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto;
(v)    the term “Party” means any of Buyer, Seller or the Selling Persons;
(w)    the term “Permit” means any permit, license, authorization, approval, quality certification, franchise or right;
(x)    the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not delinquent or are being contested in good faith and by appropriate proceedings to the extent disclosed on the Latest Balance Sheet, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Seller;
(y)    the term “Person” means any individual, corporation, partnership, Governmental Body or other entity;
(z)    the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator;
101572953.9                    43

(aa)    the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form;
(bb)    the term “Seller Fundamental Representations” means, collectively, those representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4(i) (No Violation of Organizational Documents), Section 2.8 (Taxes), Section 2.20 (No Brokers); and Section 2.21 (PPP Loans); and
(cc)    the term “Target Net Working Capital” means the amount of $274,000.
7.12    Law Firm Conflict Waiver. Notwithstanding that the Seller has been represented by Rich May, P.C. (the “Law Firm”) up to the Closing Date and the Selling Persons have been represented by the Law Firm in the preparation, negotiation and execution of this Agreement and the transactions contemplated herein (the “Representation”), the Parties agree that after the Closing, the Law Firm may represent any or all of the Selling Persons and/or their affiliates, in the event such Person so requests, in each case in connection with any matters, including without limitation, matters arising out of or relating to this Agreement and the other agreements contemplated herein, including without limitation in respect of the Purchase Price Adjustment, Earn-Out Payments and any indemnification claims (each, a “Post-Closing Representation”). The Parties hereby acknowledge, on behalf of themselves and their Affiliates that each of them hereby waives any conflict arising out of the Representation and a Post-Closing Representation.
7.13    Guaranty by the Selling Persons. In consideration of the execution and delivery by Buyer of this Agreement, except with respect to obligations arising solely out of the breach by a specific Selling Person of his obligations set forth in Section 6.1, which shall be the sole responsibility and obligation of that Selling Person, the Selling Persons hereby guarantee, jointly and severally, absolutely and unconditionally to Buyer (a) the due and punctual performance, when and as due, of all obligations of Seller arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, owed by Seller arising under or pursuant to this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]
101572953.9                    44

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

BG Staffing, LLC

By: /s/ Beth Garvey___________________
Name: Beth Garvey
Title: President and Chief Executive Officer

SELLER:

Momentum Solutionz LLC

By: /s/ Jeff Servidio_____________________
Name: Jeff Servidio
Title: Managing Partner

Solely for the purposes of Article VI and
Section 7.14:

SELLING PERSONS:
/s/ Lorne Kaufman______________________
Lorne Kaufman

/s/ Jeff Servidio________________________
Jeff Servidio
                [Signature Page to Asset Purchase Agreement]

Exhibits
A        Bill of Sale
B        Assignment and Assumption Agreement
C        Employment Agreements for Lorne Kaufman and Jeff Servidio

Schedules
1.1(d)        Customer Contracts
1.1(e)        Other Assumed Contracts
1.2(a)        Selling Persons’ Personal Property
1.2(j)        Excluded Vehicles
1.5        Purchase Price Instructions
1.7(a)        Target Net Working Capital
2.1        Foreign Qualifications/Assumed Names
2.3(a)        List of Seller’s Assets
2.6        Financial Information
2.6(a)        Exceptions to GAAP
2.8        Taxes
2.11        Permits
2.12(a)        Staff Employees
2.12(b)        Temporary Personnel
2.12(c)        Billable Staffing Independent Contractors
2.13(a)        Employee Benefit Plans
2.13(g)        COBRA Continuation Coverage
2.14(b)        Other Business Contracts
2.15        Customers
2.17        Intellectual Property
4.3        Transferred Staff Employees
101572953.9

Exhibit A
Bill of Sale
[See attached.]
101572953.9

Exhibit B
Assignment and Assumption Agreement
[See attached.]

Exhibit C
Employment Agreements for Lorne Kaufman and Jeff Servidio
[See attached.]

101572953.9